EXHIBIT 5

JOINT FILING AGREEMENT

The undersigned agree that they are filing jointly pursuant to Rule 13d-1(k)(1) of the Securities Exchange Act of 1934, the statement dated March 5, 2007 containing the information required by Schedule 13D, relating to the common stock of Avantair, Inc., on behalf of the undersigned.

Dated: March 5, 2007	Camelot 27 LLC

	By:	/s/ Steven Santo
	Name:	Steven Santo
	Title:	Manager

Dated: March 5, 2007	/s/ Steven Santo
Steven Santo

Dated: March 5, 2007	/s/ Allison Roberto
Allison Roberto